Exhibit 10.10

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Physician Employment Agreement (the “Amendment”) dated as of September 24, 2014 is by and between 21” Century Oncology, LLC f/k/a 21st Century Oncology, Inc. (the “Employer”) and James H. Rubenstein, M.D. (the “Physician”).

WITNESSETH

WHEREAS, Employer and Physician are parties to that certain Physician Employment Agreement, dated February 21, 2008, as amended by that certain Amendment to Employment Agreement effective March 1, 2010 (collectively, the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement in accordance with the terms and conditions set forth below.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Section l. Section 1 of the Employment Agreement is hereby amended to delete the second sentence of Section 1 in its entirety and replace it with the following:

“Unless terminated earlier by either party as provided herein, this Agreement shall be for three (3) years beginning on July 27, 2014, and shall be automatically renewed for consecutive two (2) year terms thereafter on the anniversary date of this Amendment unless either party gives written notice to the other party at least one hundred twenty (120) days in advance of the renewal date of its intent not to renew the Agreement.”

2.          Section 3. Section 3 of the Employment Agreement is hereby amended to delete Section 3 in its entirety and to replace it with the following.

“3.           Compensation.  In consideration for the services of the Physician hereunder, the Employer shall pay to the Physician compensation (the “Compensation”) consisting of regular periodic payments (the “Salary’’) and bonuses as more particularly provided herein:

(a)           Salary. Physician shall be entitled to receive an annual Salary of Two Hundred Thousand Dollars ($200,000.00) or the pro rata portion thereof for any portion of a year services are rendered. During each year of the Employment Term, the Physician’s annual Salary shall be paid in convenient installments, without interest and in arrears, in accordance with the Employer’s customary payroll practices, but not less frequently than monthly.

(b)           Production Bonus. In addition to Salary, Physician shall be entitled to receive an annual production bonus (the “Production Bonus”) equal to the product of: (a) the number of global relative value units (“RVUs”) attributable to medical services performed by and/or ordered by Physician over and above One Hundred Thousand (100,000) RVUs per contract year, multiplied by (b) Two Dollars ($2.00), provided that the Production Bonus shall not exceed the amount of Two Hundred Thousand Dollars ($200,000) per contract year. The Production Bonus shall be calculated on an annual contract year basis. The Production Bonus, if earned, shall be paid in the third pay period following the end of the contract year in which it was earned. The Production Bonus shall be subject to required withholdings and deductions, in accordance with Employer’s payroll policies.

(c)    “The Parties acknowledge and agree that in the event of a Change of Control of the Company, a material deleveraging of the Company or a material refinancing or recapitalization (including but not limited to recapitalization involving the issuance of common or preferred stock) of the Company, the Physician’s Salary and Production Bonus shall be increased to an amount that is comparable to that of other senior physicians with similar experience. For purposes of this Agreement, “Change of Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other person or group of related persons on an arm’s-length basis, pursuant to which such person or group of related persons (i) acquires (whether by merger, stock purchase, recapitalization, reorganization, redemption, exchange of debt for capital stock, issuance of capital stock or otherwise) more than 50 percent of the Company’s capital stock outstanding, or (ii) acquires assets constituting all or substantially all of the assets of the Company or the Company’s Subsidiaries on a consolidated basis.’

3.          Reimbursement of Attorneys’ Fees. The Employer shall reimburse the Physician for reasonable attorneys’ fees and costs incurred by the Physician in connection with the negotiation and execution of this Amendment and as a founding Director in connection with the Employer’s recent financial circumstances. Reimbursements shall be made within ten (10) calendar clays following the Employer’s submission of documentation to the Company evidencing the amount of such attorneys’ fees and costs.

5.          Effective Date. The parties acknowledge and agree that the effective date of the foregoing amendment shall be July 27, 2014.

6.          No Further Amendments.   The parties agree that all provisions of the Employment Agreement shall remain in full force and effect except when contradicted by this Amendment, in which case this Amendment shall control.

7.          Counterparts. This Amendment may he executed in any number of counterparts. including facsimile or an e-mail of a PDF file containing a copy of the signature page of’ the person executing this document. each of which shall be an original, but all of which together shall constitute one in the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Employer and Physician have executed this instrument effective as of the date set forth herein.

PHYSICIAN:

By:	/s/ James H. Rubenstein, M.D.
Name:	James H. Rubenstein, M.D.

EMPLOYER:
21ST CENTURY ONCOLOGY, LLC:

By:	/s/ Daniel E. Dosoretz, M.D.
Name:	Daniel E. Dosoretz, M.D.
Title:	President & Chief Financial Officer